Exhibit 99

          AMERICAN PHYSICIANS CAPITAL, INC. REPORTS FOURTH QUARTER AND
                              YEAR END 2006 RESULTS

    EAST LANSING, Mich., Feb. 14 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced net income of $12.6 million or $1.06 per diluted common share for the fourth quarter of 2006. For the year ended December 31, 2006, the Company has generated net income of $43.2 million or $3.52 per share. In 2006, APCapital has generated operating income (which excludes realized gains, net of tax) of $.96 per share in the
fourth quarter and $3.34 per share for the year.   Book value per common share
was $23.26 at December 31, 2006, based on 11,556,575 common shares outstanding, an increase of 11.3% from $20.90 at December 31, 2005.

    In 2005, the Company generated net income of $10.4 million or $.81 per share in the fourth quarter and $72.4 million or $5.53 per share for the year. The year-to-date amounts included the impact of reversing a deferred tax valuation allowance, which increased net income by $44.1 million.

    "APCapital had a very successful and profitable year in 2006," said President and Chief Executive Officer R. Kevin Clinton. "Our strategic plan of focused operations and strict underwriting continues to be effective. We have produced a solid and profitable book-of-business, generating a 16.5% return on beginning shareholders' equity."

Consolidated Income Statement
(Dollars in thousands)

                                             Three Months Ended            Year Ended
                                                December 31,              December 31,
                                           -----------------------   -----------------------
                                              2006         2005         2006         2005
                                           ----------   ----------   ----------   ----------
Direct Premiums Written:
  APCapital                                $   31,124   $   36,672   $  156,866   $  177,119
  PIC Florida                                       -        1,100            -        8,392
                                           $   31,124   $   37,772   $  156,866   $  185,511

Net Premiums Written                       $   29,372   $   33,968   $  146,723   $  157,382

Net Premiums Earned                        $   37,053   $   40,539   $  149,688   $  164,283
Incurred Loss and Loss Adjustment
 Expenses:
  Current Accident Year Losses                 27,986       31,536      113,338      131,496
  Prior Year Losses                            (4,748)      (2,256)     (12,880)      (4,372)
     Total                                     23,238       29,280      100,458      127,124

Underwriting Expenses                           7,737        7,833       30,521       33,080
  Underwriting Income                           6,078        3,426       18,709        4,079
Investment Income                              11,243       11,581       45,253       45,163
Other Income (1)                                2,068        3,483        4,341        3,420
Other Expenses                                 (1,362)      (1,542)      (5,300)      (7,795)
  Pre-tax Income                               18,027       16,948       63,003       44,867
Federal Income Taxes                            5,440        6,441       19,816      (27,952)
Minority Interest                                   -          (80)           -         (453)
  Net Income                               $   12,587   $   10,427   $   43,187   $   72,366

Loss Ratio:
  Current Accident Year                          75.5%        77.8%        75.7%        80.0%
  Prior Year Development                        -12.8%        -5.6%        -8.6%        -2.6%
  Calendar Year                                  62.7%        72.2%        67.1%        77.4%

Underwriting Expense Ratio                       20.9%        19.3%        20.4%        20.1%

Combined Ratio                                   83.6%        91.5%        87.5%        97.5%

    (1) Includes realized gains and losses

    Direct premiums written were $31.1 million in the fourth quarter of 2006, down $6.6 million or 17.6% from the same period a year ago. The decline in direct premiums written for the quarter was the result of no longer consolidating PIC Florida ($1.1 million) and price competition in our core medical professional liability markets.

    For the year ended December 31, 2006, direct premiums written were down $28.6 million, or 15.4% with $10.7 million of this decrease caused by the impact of the PIC Florida and health line exit. Throughout 2006, we experienced price competition in our markets. This was especially intense in Illinois, Kentucky, and Ohio. However, we continue to insure 9,454 physicians at December 31, 2006, down only 1.1% from a year ago.

    Net premiums earned in the fourth quarter of 2006 were down $3.5 million or 8.6% from the fourth quarter of 2005 and for the year were down $14.6 million or 8.9%. The decline in net premiums earned was not as great as the decline in direct premiums written due to the reinsurance terms in place for 2006 whereby the Company retained a greater portion of loss exposure and ceded less premium.

    The 2006 fourth quarter loss ratio was 62.7% with $4.7 million of positive development from prior accident years. For the year ended December 31, 2006, the loss ratio was 67.1% with $12.9 million of positive prior year development. These ratios represent continued improvement from the 72.2% loss ratio reported in the fourth quarter of 2005 and the 77.4% reported for all of 2005. The lower loss ratio is the result of increased favorable loss development, past rate increases, a stronger book-of-business, and improved claims processes.

    On an accident year basis the loss ratio has decreased from 77.8% in the fourth quarter of 2005 to 75.5% in the fourth quarter of 2006. For the 2006 accident year, the loss ratio was 75.7%, compared to 80.0% for 2005. The number of medical professional liability claims reported in the fourth quarter of 2006 was 267, down 23.1% from the 347 claims reported in the fourth quarter of 2005. For the year ended December 31, 2006, claims reported totaled 1,168, down 22.8% from the 1,513 reported in 2005.

    The underwriting expense ratio increased in the fourth quarter of 2006 to 20.9% from 19.3% in the fourth quarter of 2005. However, the 2006 year end underwriting expense ratio was 20.4% up only slightly from 20.1% a year ago. The increases in underwriting ratio were principally the result of our lower premium volume. In 2006, other expenses were down $2.5 million or 32.0% compared to 2005. This decrease was due to a combination of lower Sarbanes-Oxley/404 costs, less investment expenses, no amortization, and reduced exit costs.

    Investment income

    Investment income was $11.2 million in the fourth quarter of 2006 and $45.3 million for the year. These amounts compared to $11.6 million and $45.2 million for the same periods in 2005. The overall investment yields decreased from 5.52% in the fourth quarter 2005 to 5.19% in the fourth quarter of 2006. For the year ended December 31, 2006, our investment yield was 5.30% compared to 5.43% a year ago.

    In early 2006, we purchased $193.0 million of tax-exempt securities. We now have a 23.8% allocation of our cash and investment portfolio in tax-exempt securities. The average return on these tax-exempt securities is approximately 4.0% which resulted in the overall decline in investment yield.

    Balance Sheet and Equity Information

    APCapital's total assets were $1.1 billion at December 31, 2006, down $13.5 million from December 31, 2005. At December 31, 2006, the Company's total shareholders' equity was $268.8 million, up from $261.2 million at December 31, 2005. The increase in shareholders' equity is a result of net income of $43.2 million for 2006 partially offset by the Company utilizing $34.8 million of equity to repurchase shares.

    Stock Repurchase Program

    The Company repurchased 190,650 shares of its common stock during the fourth quarter of 2006 at an average cost of $37.03 per share. For the year, the Company repurchased 1,075,350 shares at an average cost of $32.33.

    On October 27, 2006, the Company's Board of Directors adopted a new stock repurchase plan for 2007 under Rule 10b5-1 of the Securities Exchange Act of 1934 and authorized the repurchase of $32 million of its common shares pursuant to the 2007 10b5-1 plan. In addition, the board authorized the rollover of any unused dollars allocated to the 2006 10b5-1 plan adopted by the Board in April 2006. At December 31, 2006, the Company had approximately $6.4 million unused dollars from the 2006 authorization.

    Stock Split

    In September 2006, the Company's Board of Directors declared a three-for-two stock split of its common shares to shareholders. All share and per share numbers disclosed in this press release are split adjusted.

    Outlook

    "Our strategy produced very good results in 2006. While price competition precludes growth in certain markets, there are select niches available where we have added business. In addition, we have worked hard to retain 82.2% of our insured physicians," said Clinton. "Through our effective capital management and discipline, APCapital is well positioned for 2007."

    Conference Call

    APCapital's website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2006 fourth quarter and year end results on February 15, 2007 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company's website and selecting "For Investors," then "Webcasts." For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or
(617) 801-6888 and entering the conference ID code: 23614846. The replay will be available through 11:59 p.m. Eastern time on February 20, 2007.

    Corporate Description

    American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

    Forward-Looking Statements

    Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, or make statements in the section titled "Outlook," we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

    - increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;

    - our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;

    - our exit from various markets and lines of business may prove more costly than originally anticipated;

    - tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;

    - if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;

    - the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;

    - our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;

    - an interruption or change in current marketing and agency relationships could reduce the amount of premium we were able to write;

    - a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we were able to write;

    - changes in interest rates could adversely impact our results of operation, cash flows and financial condition;

    - our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases;

    - the loss of one or more of our key employees could adversely affect our business;

    - unpredictable court decisions could have a material adverse financial impact on our business operations if award is expanded beyond the intended insurance coverage;

    - applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders;

    - any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

    APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

    Definition of Non-GAAP Financial Measures

    The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

    Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the Company's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations.

    In addition to the Company's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

Summary Financial Information
American Physicians Capital, Inc.

Balance Sheet Data

                                         December 31,    December 31,
                                             2006            2005
                                         -------------   -------------
                                             (In thousands, except
                                                per share data)
Assets:
 Available-for-sale - bonds              $     255,001   $     224,101
 Held-to-maturity - bonds                      505,572         345,702
 Other invested assets                           6,476          11,568
 Cash and cash equivalents                     108,227         272,988
  Cash and investments                         875,276         854,359

 Premiums receivable                            43,068          50,729
 Reinsurance recoverable                       109,013         109,368
 Deferred federal income taxes                  32,795          44,039
 Other assets                                   35,663          50,833

  Total assets                           $   1,095,815   $   1,109,328

Liabilities and Shareholders'
 Equity:
 Unpaid losses and loss adjustment
  expenses                               $     688,031   $     689,857
 Unearned premiums                              70,744          82,098
 Long-term debt                                 30,928          30,928
 Federal income taxes payable                      189             762
 Other liabilities                              37,113          41,830
  Total liabilities                            827,005         845,475

 Minority interest in consolidated
  subsidiary                                         -           2,641

 Common stock                                        -               -
 Additional paid-in-capital                     41,106          74,360
 Retained earnings                             222,935         179,748
 Accumulated other comprehensive
  income:
  Net unrealized gains on
   investments, net of deferred
   federal income taxes                          4,769           7,104
 Shareholders' equity                          268,810         261,212

  Total liabilities and
   shareholders' equity                  $   1,095,815   $   1,109,328

Shares outstanding                              11,557          12,500

Book value per share                     $       23.26   $       20.90

Summary Financial Information
American Physicians Capital, Inc.

Income Statement

                                             Three Months Ended            Year Ended
                                                December 31,              December 31,
                                           -----------------------   -----------------------
                                              2006         2005         2006         2005
                                           ----------   ----------   ----------   ----------
                                                 (In thousands, except per share data)
Direct premiums written                    $   31,124   $   37,772   $  156,866   $  185,511

Net premiums written                       $   29,372   $   33,968   $  146,723   $  157,382

Net premiums earned                        $   37,053   $   40,539   $  149,688   $  164,283
Investment income                              11,243       11,581       45,253       45,163
Net realized gains                              1,862        2,783        3,310        2,033
Other income                                      206          700        1,031        1,387
  Total revenues                               50,364       55,603      199,282      212,866

Losses and loss adjustment
 expenses                                      23,238       29,280      100,458      127,124
Underwriting expenses                           7,737        7,833       30,521       33,080
Other expenses                                  1,362        1,542        5,300        7,795
  Total expenses                               32,337       38,655      136,279      167,999

  Income before income taxes
   and minority interests                      18,027       16,948       63,003       44,867
Federal income tax expense
 (benefit)                                      5,440        6,441       19,816      (27,952)

  Income before minority
   interests                                   12,587       10,507       43,187       72,819
Minority interest in net income
 of consolidated subsidiary                         -          (80)           -         (453)

  Net income                               $   12,587   $   10,427   $   43,187   $   72,366

Adjustments to reconcile net
 income to operating income:
  Net income                               $   12,587   $   10,427   $   43,187   $   72,366
    Add back:
     Realized gains, net of tax                (1,210)      (1,809)      (2,152)      (1,321)

Net operating income                       $   11,377   $    8,618   $   41,035   $   71,045

Ratios:

Loss ratio (1)                                   62.7%        72.2%        67.1%        77.4%
Underwriting ratio (2)                           20.9%        19.3%        20.4%        20.1%
Combined ratio (3)                               83.6%        91.5%        87.5%        97.5%

Earnings per share data:

Net income
    Basic                                  $     1.09   $     0.82   $     3.59   $     5.65
    Diluted                                $     1.06   $     0.81   $     3.52   $     5.53

Net operating income
    Basic                                  $     0.98   $     0.68   $     3.42   $     5.55
    Diluted                                $     0.96   $     0.67   $     3.34   $     5.43

Basic weighted average shares
 outstanding                                   11,599       12,659       12,015       12,807
Diluted weighted average shares
 outstanding                                   11,865       12,909       12,274       13,094

    (1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

    (2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

    (3) The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
American Physicians Capital, Inc.

Selected Cash Flow Information
                                              For the Year Ended
                                                 December 31,
                                         -----------------------------
                                             2006            2005
                                         -------------   -------------
                                                (In thousands)
Net cash from operating activities       $      55,984   $      38,962

Net cash (for) from investing
 activities                              $    (187,372)  $      57,333

Net cash for financing activities        $     (33,373)  $     (14,243)

Net (decrease) increase in cash and
 cash equivalents                        $    (164,761)  $      82,052

American Physicians Capital, Inc.
Supplemental Statistics
Medical Professional Liability

                             Reported
Three Months Ended         Claim Count
------------------------   ------------
December 31, 2006                   267
September 30, 2006                  297
June 30, 2006                       296
March 31, 2006                      308
December 31, 2005                   347
September 30, 2005                  361
June 30, 2005                       401
March 31, 2005                      404
December 31, 2004                   371
September 30, 2004                  431
June 30, 2004                       459
March 31, 2004                      525

                        Net Premium Earned (in thousands)

                            APCapital
                            Excluding         PIC
Three Months Ended         PIC Florida      Florida         Total
------------------------   ------------   ------------   ------------
December 31, 2006          $     37,051   $          -   $     37,051
September 30, 2006               37,774              -         37,774
June 30, 2006                    37,517              -         37,517
March 31, 2006                   37,448              -         37,448
December 31, 2005                39,918            671         40,589
September 30, 2005               39,305            975         40,280
June 30, 2005                    39,677            869         40,546
March 31, 2005                   41,356            799         42,155
December 31, 2004                42,914            737         43,651
September 30, 2004               43,496            673         44,169
June 30, 2004                    43,045            514         43,559
March 31, 2004                   42,074            382         42,456

                                                         Average Net
                                                          Paid Claim
                                          Average Net     (Trailing
                                              Case           Four
                               Open       Reserve Per      Quarter
Three Months Ended         Claim Count     Open Claim      Average)
------------------------   ------------   ------------   ------------
December 31, 2006                 2,256   $    137,900   $     59,100
September 30, 2006                2,347        138,800         57,600
June 30, 2006                     2,558        136,300         63,000
March 31, 2006                    2,976        120,400         78,800
December 31, 2005                 2,991        122,400         75,900
September 30, 2005                3,109        119,100         67,900
June 30, 2005                     3,211        116,300         68,200
March 31, 2005                    3,344        114,900         65,200
December 31, 2004                 3,342        117,000         59,300
September 30, 2004                3,803        103,300         60,800
June 30, 2004                     3,885        100,100         62,400
March 31, 2004                    4,103         95,400         62,200

                               Retention Ratio
                         -----------------------
                         Year Ended   Year Ended
                            2006         2005
                         ----------   ----------
Illinois                    81%          75%
Kentucky                    70%          64%
Michigan                    85%          84%
New Mexico                  82%          89%
Ohio                        83%          82%
  Total (all states)        82%          82%

    Notes:
    All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

SOURCE  American Physicians Capital, Inc.
    -0-                             02/14/2007
    /CONTACT: Ann Storberg, Investor Relations, of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk photodesk@prnewswire.com /
    /Web site:  http://www.apcapital.com /